Rally Rd.

41 W.25th St. | 8th Floor  | New York, NY 10010

PROPOSED ASSET ACQUISITION TERMS:

Key Deal Points:

You are the exclusive unencumbered owner (“Seller”) of a collector car, which you have honestly and accurately represented to the best of your ability (the “Asset”).

You are partnering with Rally Rd.TM to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”)

You and Rally Rd.TM will agree to a price for the Asset (“Consideration”). The Consideration will consist of “Debt” (which gets paid in cash after a successful Offering), plus, at your option, “Equity” (which allows you to participate in a percentage of any potential future appreciation of the Asset).

Rally Rd.TM will be the exclusive seller of the Asset for a period of time (ex. 3 months, the “Period”).

Your Rights & Obligations:

You always maintain possession of the Asset throughout the Period. As such, we ask that you maintain the Asset in a manner consistent with how it was maintained prior to the Period.

During the Exclusivity Period, you will allow Rally Rd.TM reasonable access the Asset for the creation of marketing materials.

The Results:

Upon completing a successful Offering, you will promptly receive full payment of the Debt. Rally Rd.TM will assume title and take possession of the Asset. And, if you elected to retain any Equity in the Asset, it will be issued to you by Rally Rd.TM

In the unlikely event the Offering is unsuccessful, you can choose to: (1) accept the amount raised through the Offering at the close of the Period (the amount of Debt owed will be reduced accordingly), (2) relist the asset with Rally Rd.TM under amended acquisition terms, or (3) retain full title to your Asset.

Rally Rd.

41 W.25th St. | 8th Floor  | New York, NY 10010

Transaction Details:

Seller: Mecum Auction, Inc.

Asset:1983 Ferrari 512 BBI, Silver / Black, Zegna Interior, plus all records & accessories. Mileage: ~5,637, VIN: ZFFJA09B000047801.

Period:October 31, 2017 – December 31, 2017

Seller Consideration =$330,000 USD

Debt (%)100% = $330,000

Equity (%)0% = $0

Other Terms:

-Rally Rd. will endeavor to schedule and complete the Offering as soon as possible given its current offering schedule.

-Rally Rd. will pay for the cost of creating marketing materials and conducting a pre-purchase inspection. Seller will make the Asset available accordingly.

SELLER: Mecum AuctionsRALLY RD.RSE Markets, Inc.

NAME:Dave MagersNAME: Christopher J. Bruno

BY:/s/ Dave MagersBY: /s/ Christopher J. Bruno

DATE: 10/30/2017DATE: 10/27/2017